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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ----------------------------------
                                    FORM 15

    CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                  000-22733
                           (Commission File Number)

                                HARBOR BANCORP
            (Exact name of Registrant as specified in its charter)

                    11 GOLDEN SHORE, LONG BEACH, CA  90802
               (Address of principal executive offices)(Zip Code)

                                (310) 491-1111
         (Telephone number of registrant's principal executive offices including area code)

                           COMMON STOCK, NO PAR VALUE
           (Title of each class of securities covered by this Form)

                                    NONE
    (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)      [X]       Rule 12h-3(b)(1)(ii)     [ ]
          Rule 12g-4(a)(1)(ii)     [ ]       Rule 12h-3(b)(2)(i)      [ ]
          Rule 12g-4(a)(2)(i)      [ ]       Rule 12h-3(b)(2)(ii)     [ ]
          Rule 12g-4(a)(2)(ii)     [ ]       Rule 15d-6               [X]
          Rule 12h-3(b)(1)(i)      [X]

     Approximate number of holders of record as of the certification or notice date: NONE

     Pursuant to the requirements of the Securities Exchange Act of 1934, Harbor Bancorp has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  MARCH 31, 1998              BY:  CITY NATIONAL CORPORATION (as successor
                                        issuer to Harbor Bancorp)

                                   By:  /s/  RICHARD H. SHEEHAN, JR.
                                   Richard H. Sheehan, Jr.
                                   Senior Vice President and General Counsel